Exhibit 99.1

PASSAGE BIO REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS AND PROVIDES RECENT BUSINESS HIGHLIGHTS

Completed dosing of FTD-GRN Cohort 2 in upliFT-D study

Reported updated interim data showing that PBFT02 continued to demonstrate robust, durable elevation in CSF PGRN levels and improvement in plasma NfL, a disease progression biomarker, compared to natural history

Submitted amended upliFT-D study protocol to global trial sites and health authorities

Cash runway into 1Q 2027

PHILADELPHIA – August 12, 2025 – Passage Bio, Inc. (Nasdaq: PASG), a clinical stage genetic medicines company focused on improving the lives of patients with neurodegenerative diseases, today reported financial results for the second quarter ended June 30, 2025, and provided recent business highlights.

“We continue to be encouraged by the emerging data from our upliFT-D clinical trial, which underscore the potential of PBFT02 to offer differentiated therapy for the FTD-GRN patient community. As we remain focused on execution, we are pleased to have completed dosing of Cohort 2 and submitted the amended protocol to global trial sites and health authorities as planned,” said Will Chou, M.D., president and chief executive officer of Passage Bio. “We look forward to initiating enrollment of our third FTD-GRN and first FTD-C9orf72 patient cohorts once the protocol amendment is approved at trial sites and remain on track to engage with health authorities in the first half of 2026 to seek guidance on the registrational pathway for the program in FTD-GRN.”

Recent Highlights

●	Completed dosing of FTD-GRN Cohort 2 in upliFT-D study: Patient 9 was treated with Dose 2 PBFT02 in July, thereby completing dosing of Cohort 2. Cohort 2 consists of a total of four FTD-GRN patients split equally between Dose 1 and Dose 2 PBFT02.

●	Reported updated interim data showing that PBFT02 demonstrated robust, durable elevation in cerebrospinal fluid (CSF) progranulin (PGRN) levels and improvement in a disease progression biomarker: Dose 1 PBFT02 treatment resulted in a robust and durable increase in CSF PGRN expression through 18 months post-treatment, increasing expression in all patients. CSF PGRN levels for the first patient treated with Dose 2 PBFT02 (50% of Dose 1) increased substantially at one-month post-treatment, approaching the upper limit of a healthy adult reference range. In addition, patients who received Dose 1 PBFT02 experienced a reduced annual rate of change in plasma neurofilament light chain (NfL) levels compared to rates observed in natural history studies. These data were also shared in a poster presentation at the Alzheimer’s Association International Conference in July in Toronto, Canada.

●	Submitted amended upliFT-D study protocol to global trial sites and health authorities: The company amended the upliFT-D clinical trial protocol to introduce a short course of low dose prophylactic anticoagulation and to revise study inclusion criteria to allow for enrollment of patients who are prodromal or have mild cognitive impairment and to exclude patients who are more severely progressed. The amended protocol has been submitted to all active global trial sites and associated health authorities. Following review and acceptance of the amended protocol at trial sites, the company plans to begin enrollment of Cohort 3 (FTD-GRN) and Cohort 4 (FTD-C9orf72), which will continue to evaluate Dose 2 PBFT02.

Anticipated Upcoming Milestones:

●	Seek regulatory feedback on suspension-based manufacturing process comparability in 2H 2025
●	Report updated interim safety and biomarker data from Dose 2 in 1H 2026
●	Seek regulatory feedback on registrational trial design in FTD-GRN in 1H 2026

Second Quarter 2025 Financial Results

●	Cash Position: Cash, cash equivalents and marketable securities were $57.6 million as of June 30, 2025, as compared to $91.8 million as of June 30, 2024. The company expects current cash, cash equivalents and marketable securities to fund operations into 1Q 2027.
●	Research and Development (R&D) Expenses: R&D expenses were $5.8 million for the quarter ended June 30, 2025, as compared to $10.4 million for the quarter ended June 30, 2024.
●	General and Administrative (G&A) Expenses: G&A expenses were $4.5 million for the quarter ended June 30, 2025, as compared to $6.5 million for the quarter ended June 30, 2024.
●	Net Loss: Net loss was $9.4 million, or $2.96 per basic and diluted share (as adjusted for the 1-for-20 reverse stock split effected on July 14, 2025), for the quarter ended June 30, 2025, as compared to a net loss of $16.0 million, or $5.09 per basic and diluted share (as adjusted for the 1-for-20 reverse stock split effected on July 14, 2025), for the quarter ended June 30, 2024.

About upliFT-D (NCT04747431)

upliFT-D is a Phase 1/2 global, multi-center, open-label clinical trial of PBFT02 administered by single injection into the cisterna magna in patients aged 35 to 75 years with FTD-GRN or FTD-C9orf72. The clinical trial will sequentially enroll three FTD-GRN cohorts and two FTD-C9orf72 cohorts. Enrollment is currently ongoing. The primary endpoint of the clinical trial is to evaluate the safety and tolerability of PBFT02. Secondary endpoints include disease biomarkers and clinical outcome measures. upliFT-D is a two-year clinical trial with a three-year safety extension.

Passage Bio is pursuing several initiatives to support clinical trial recruitment and enrollment, including a collaborative partnership with InformedDNA to provide no-cost genetic counseling and testing for adults who have been diagnosed by their physicians with FTD. More information about upliFT-D can be found here.

About PBFT02

PBFT02 is a gene replacement therapy that utilizes an AAV1 viral vector to deliver, through ICM administration, a functional GRN gene that encodes PGRN. This vector construct and delivery approach aim to elevate PGRN levels in the central nervous system to alter the course of neurodegenerative diseases. Interim clinical data from the upliFT-D Phase 1/2 study in FTD-GRN participants shows that ICM administration of PBFT02 resulted in robust PGRN elevations in the CSF.

The potential clinical benefit of PBFT02 is supported by extensive preclinical studies. In non-human primates, a single ICM administration of PBFT02 led to broad vector distribution throughout the CNS, and robust, dose-dependent elevations in PGRN levels in CSF. An NHP study also demonstrated that AAV1 was particularly proficient at transducing ependymal cells. In a murine FTD model, PBFT02 administration improved lysosomal function and reduced neuroinflammation.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical stage genetic medicines company on a mission to improve the lives of patients with neurodegenerative diseases. Our primary focus is the development and advancement of cutting-edge, one-time therapies designed to target the underlying pathology of these conditions. Passage Bio’s lead product candidate, PBFT02, seeks to treat neurodegenerative conditions, including frontotemporal dementia, by elevating progranulin levels to restore lysosomal function and slow disease progression.

To learn more about Passage Bio and our steadfast commitment to protecting patients and families against loss in neurodegenerative conditions, please visit: passagebio.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including the progress of clinical studies and the availability of clinical data from such trials; the initiation of dosing of FTD-C9orf72 patients; timing of feedback from regulatory authorities; our expectations about our collaborators’ and partners’ ability to execute key initiatives; our expectations about cash runway; and the ability of our product candidates to treat their respective target CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Passage Bio, Inc.

Balance Sheets

	(Unaudited)
(in thousands, except share and per share data)	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$57,626	$37,573
Marketable securities	—	39,183
Prepaid expenses and other current assets	1,402	838
Prepaid research and development	1,287	1,221
Total current assets	60,315	78,815
Property and equipment, net	5,340	9,331
Right of use assets - operating leases	13,273	13,803
Other assets	270	463
Total assets	$79,198	$102,412
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,395	$742
Accrued expenses and other current liabilities	4,073	6,707
Non-refundable sublicense and transition services payments received	9,741	8,226
Operating lease liabilities	3,592	3,688
Total current liabilities	19,801	19,363
Operating lease liabilities - noncurrent	21,139	21,788
Total liabilities	40,940	41,151

Stockholders’ equity:
Preferred stock, $0.0001 par value: 10,000,000 shares authorized; no shares issued and outstanding at both June 30, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value: 300,000,000 shares authorized; 3,178,710 shares issued and outstanding at June 30, 2025 and 3,161,503 shares issued and outstanding at December 31, 2024 (1)	—	—
Additional paid‑in capital (1)	722,283	720,488
Accumulated other comprehensive income (loss)	—	8
Accumulated deficit	(684,025)	(659,235)
Total stockholders’ equity	38,258	61,261
Total liabilities and stockholders’ equity	$79,198	$102,412

(1) Common stock and Additional paid-in-capital balances have been adjusted to reflect the 1-for-20 reverse stock split effected on July 14, 2025.

Passage Bio, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2025	2024	2025	2024
Operating expenses:
Research and development	$5,814	$10,430	$13,551	$21,965
General and administrative	4,520	6,510	10,605	13,025
Impairment of long-lived assets	—	438	2,637	438
Loss from operations	(10,334)	(17,378)	(26,793)	(35,428)
Other income (expense), net	949	1,387	2,003	2,726
Net loss	$(9,385)	$(15,991)	$(24,790)	$(32,702)
Per share information:
Net loss per share of common stock, basic and diluted (1)	$(2.96)	$(5.09)	$(7.83)	$(10.87)
Weighted average common shares outstanding, basic and diluted (1)	3,168,933	3,142,537	3,166,437	3,007,863
Comprehensive loss:
Net loss	$(9,385)	$(15,991)	$(24,790)	$(32,702)
Unrealized gain (loss) on marketable securities	—	2	(8)	(24)
Comprehensive loss	$(9,385)	$(15,989)	$(24,798)	$(32,726)

(1) All share and per share information has been adjusted to reflect the 1-for-20 reverse stock split effected on July 14, 2025.

For further information, please contact:

Investors:

Stuart Henderson

Passage Bio

shenderson@passagebio.com

Media:

Mike Beyer
Sam Brown Inc. Healthcare Communications
312.961.2502
MikeBeyer@sambrown.com